Exhibit 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

MAI Systems Corporation

Lake Forest, California

The audit referred to in our report dated April 25, 2005 relating to the consolidated financial statements of MAI Systems Corporation, ,which is incorporated in Item 8 of the Form 10-K by reference to the annual report to stockholders for the year ended December 31, 2004 included the audit of the financial statement schedule listed as Exhibit 23.3. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this 2004 financial statement schedule based upon our audit.

In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman LLP

Costa Mesa, California
April 25, 2005